As filed with the Securities and Exchange Commission on December 5, 2016

Registration Statement File No. 333-19377

Registration Statement File No. 333-37629

Registration Statement File No. 333-47707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-19377)

Post-Effective Amendment No. 1 (No. 333-37629)

Post-Effective Amendment No. 1 (No. 333-47707)

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lexmark International, Inc.

(Exact name of co-registrant as specified in its charter)

Delaware	06-1308215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

(859) 232-2000

(Address of registrants’ principal executive offices)

Robert J. Patton, Esq.

Vice President, General Counsel and Secretary

Lexmark International, Inc.

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

(859) 232-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory G.H. Miao

Skadden, Arps, Slate, Meagher & Flom LLP

JingAn Kerry Centre, Tower II 46th Floor

1539 Nanjing West Road, Shanghai 200040, China

+86.21.6193.8282

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Lexmark International, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-19377, filed with the SEC on January 8, 1997, as thereafter amended, registering $296,125,000 aggregate amount of the Registrant’s Class A common stock;

•	Registration Statement No. 333-37629, filed with the SEC on October 10, 1997, as thereafter amended, registering $429,594,000 aggregate amount of the Registrant’s Class A common stock; and

•	Registration Statement No. 333-47707, filed with the SEC on March 11, 1998, as thereafter amended, registering $335,611,374.12 aggregate amount of the Registrant’s Class A common stock;

On April 19, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and (solely for purposes of specified provisions of the Merger Agreement) Apex Technology Co., Ltd., a company organized under the laws of the People’s Republic of China and listed on the Shenzhen Stock Exchange. On November 29, 2016, pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Holdings.

In connection with the Merger, the Registrant is terminating all offers and sales of the Registrant’s securities registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Lexmark International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on December 5, 2016.

LEXMARK INTERNATIONAL, INC.

By:	/s/ Robert J. Patton
Name:	Robert J. Patton
Title:	Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.